Exhibit 99.2

ELDORADO RESORTS, INC.

INDEX TO PRO FORMA FINANCIAL INFORMATION

Unaudited pro forma condensed combined balance sheet as of September 30, 2015	2
Unaudited pro forma condensed combined statement of operations nine months ended September 30, 2015	4
Unaudited pro forma condensed combined statement of operations year ended December 31, 2014	5
Notes to pro forma financial information (unaudited)

Eldorado Resorts, Inc.

Unaudited pro forma condensed combined balance sheet

as of September 30, 2015

(dollars in thousands)

	ERI			Silver Legacy		Circus Reno
	Historical	Refinancing pro forma adjustments	Refinancing pro forma totals	Historical	Acquisition pro forma adjustments	Historical	Acquisition pro forma adjustments	Debt issuance	Acquisition adjustments	Eliminating entries	Combined company pro forma
Current Assets
Cash and cash equivalents	$48,751	$—	$48,751	$24,791	$(13,682)	$8,253	$—	$83,500	$(82,871)	$—	$68,742
Escrow	55,460	—	55,460	—	—	—	—	—	(55,460)	—	—
Restricted cash	1,640	—	1,640	—	—	—	—	—	—	—	1,640
Accounts receivable, net of allowance for doubtful accounts	9,146	—	9,146	2,758	—	926	—	—	—	—	12,830
Due from members and affiliates	419	—	419	330	—	—	—	—	—	—	749
Inventories	7,165	—	7,165	2,035	—	2,433	—	—	—	—	11,633
Prepaid expenses and other current assets	9,757	—	9,757	3,286	—	1,287	—	—	—	—	14,330
Deferred income taxes, net	—	—	—	—	—	1,844	(1,844)	—	—	—	—
Total current assets	132,338	—	132,338	33,200	(13,682)	14,743	(1,844)	83,500	(138,331)	—	109,924
Restricted cash	—	—	—	10,000	(10,000)	—	—	—	—	—	—
Investment in and advances to unconsolidated affiliates	17,145	—	17,145	—	—	—	—	—	—	(17,145)	—
Investment in subsidiaries	—	—	—	—	—	—	—	—	162,013	(162,013)	—
Property and equipment, net	442,221	—	442,221	184,319	(21,423)	13,405	3,365	—	—	—	621,887
Gaming licenses and other intangibles, net	486,792	—	486,792	—	6,700	3,101	(1,701)	—	—	—	494,892
Non-operating real property	16,419	—	16,419	—	—	—	—	—	—	—	16,419
Goodwill	66,826	—	66,826	—	—	—	—	—	—	—	66,826
Deferred income taxes, net	—	—	—	—	—	14,614	(14,614)	—	—	—	—
Other assets, net	7,204	—	7,204	4,935	(4,410)	560	—	—	—	—	8,289
Total assets	$1,168,945	—	$1,168,945	$232,454	$(42,815)	$46,423	$(14,794)	$83,500	$23,682	$(179,158)	$1,318,237

Current liabilities:
Current portion of long-term debt	$4,250	—	$4,250	$5,000	$(5,000)	$—	$—	$—	$—	$—	$4,250
Current portion of capital lease obligations	6	—	6	—	—	25	—	—	—	—	31
Accounts payable	13,020	—	13,020	3,948	—	1,588	—	—	—	—	18,556
Interest payable	6,876	—	6,876	508	(508)	—	—	—	—	—	6,876
Income taxes payable	103	—	103	—	—	—	—	—	—	—	103
Accrued gaming taxes and assessments	12,671	—	12,671	1,317	—	757	—	—	—	—	14,745
Accrued payroll	11,411	—	11,411	3,573	—	3,665	—	—	—	—	18,649
Accrued other liabilities	18,845	—	18,845	5,014	—	3,301	—	—	—	—	27,160
Deferred income taxes	2,608	—	2,608	—	—	—	—	—	—	—	2,608
Due to affiliates	177	—	177	318	—	—	—	—	—	—	495
Total current liabilities	69,967	—	69,967	19,678	(5,508)	9,336	—	—	—	—	93,473

	ERI			Silver Legacy		Circus Reno
	Historical	Refinancing pro forma adjustments	Refinancing pro forma totals	Historical	Acquisition pro forma adjustments	Historical	Acquisition pro forma adjustments	Debt issuance	Acquisition adjustments	Eliminating entries	Combined company pro forma
Long-term debt, less current portion	786,298	—	786,298	75,500	(75,500)	—	—	83,500	—	—	869,798
Member notes, net	—	—	—	11,244	(11,244)	—	—	—	—	—	—
Capital lease obligations, less current portion	—	—	—	—	—	83	—	—	—	—	83
Deferred income taxes	147,645	—	147,645	—	—	—	—	—	—	—	147,645
Other liabilities	8,228	—	8,228	—	—	—	—	—	—	—	8,228
Total liabilities	1,012,138	—	1,012,138	106,422	(92,252)	9,419	—	83,500	—	—	1,119,227
Stockholders’ equity
Members’ equity	—	—	—	126,032	73,119	37,004	(14,794)	—	—	(221,361)	—
Common stock, 100,000,000 shares authorized, 46,426,714 issued and outstanding, par value $0.00001	—	—	—	—	—	—	—	—	—	—	—
Paid-in capital	167,012	—	167,012	—	—	—	—	—	—	42,306	209,318
Accumulated deficit	(10,395)	—	(10,395)	—	—	—	—	—	—	—	(10,395)
Accumulated other comprehensive loss	87	—	87	—	—	—	—	—	—	—	87
Stockholders’ equity before non-controlling interest	156,704	—	156,704	126,032	73,119	37,004	(14,794)	—	—	(179,055)	199,010
Non-controlling interest	103	—	103	—	—	—	—	—	—	(103)	—
Total stockholders’ equity	156,807	—	156,807	126,032	73,119	37,004	(14,794)	—	—	(179,158)	199,010
Total liabilities and stockholders’ equity	$1,168,945	—	$1,168,945	$232,454	$(19,133)	$46,423	$(14,794)	$83,500	—	$(179,158)	$1,318,237

(a)           Refer to the notes to the Unaudited Pro Forma Condensed Combined Financial Statements for discussion of reclassification and pro forma adjustments.

Eldorado Resorts, Inc.

Unaudited pro forma condensed combined statement of operations

Nine months ended September 30, 2015

(dollars in thousands, except per share amounts)

	Eldorado	MTR Gaming				Silver Legacy			Circus Reno
	Eldorado pro forma historical	MTR Gaming pro forma historical	Merger pro forma adjustments		ERI pro forma total	Legacy adjusted historical	Legacy pro forma adjustments		Circus adjusted historical	Circus pro forma adjustments		Financing pro forma adjustments		Eliminating pro forma adjustments		Combined company pro forma
Operating revenues:
Casino	$144,160	$316,647	$—		$460,807	$57,474	$—		$23,157	$—		$—		$—		$541,438
Pari-mutuel commissions	—	8,042	—		8,042	—	—		—	—		—		—		8,042
Food and beverage	44,362	25,355	—		69,717	25,068	—		9,930	—		—		—		104,715
Hotel	20,819	3,852	—		24,671	25,798	—		15,843	—		—		—		66,312
Other	6,760	10,704	—		17,464	6,077	—		10,642	—		—		—		34,183
Total revenues	216,101	364,600	—		580,701	114,417	—		59,572	—		—		—		754,690
Less promotional allowances	(32,221)	(14,856)	—		(47,077)	(16,753)	—		(3,734)	—		—		—		(67,564)
Net revenues	183,880	349,744	—		533,624	97,664	—		55,838	—		—		—		687,126
Operating expenses:
Casino	73,688	194,594	—		268,282	27,332	—		11,144	—		—		—		306,758
Pari-mutuel commissions	—	8,414	—		8,414	—	—		—	—		—		—		8,414
Food and beverage	20,490	15,894	—		36,384	14,879	—		8,227	—		—		—		59,490
Hotel	5,721	1,122	—		6,843	8,734	—		8,157	—		—		—		23,734
Other	5,470	5,043	—		10,513	3,657	—		5,952	—		—		—		20,122
Marketing and promotions	12,079	10,242	—		22,321	5,589	—		2,699	—		—		—		30,609
General and administrative	34,057	47,538	—		81,595	14,703	—		14,727	—		—		—		111,025
Depreciation and amortization	11,807	30,647	—	(1)(3)	42,454	7,957	(3,391	)(7)(8)	684	(329	)(11)(12)	—		—		47,375
Total operating expenses	163,312	313,494	—		476,806	82,851	(3,391)		51,590	(329)		—		—		607,527
(Loss) gain on sale or disposition of property	52	(54)	—		(2)	(29)	—		—	—		—		—		(31)
Acquisition charges	(633)	(84)	717	(2)	—	—	—		—	—		—		—		—
Equity in income (losses) of unconsolidated affiliate	3,136	—	—	(4)	3,136	—	—		—	—		—		(3,136	)(16)	—
Operating income (loss)	23,123	36,112	717		59,952	14,784	3,391		4,248	329		—		(3,136)		79,568
Other income (expense):
Interest income	—	—	—	(5)	—	—	—		—	—		—		—		—
Interest expense	(18,089)	(30,857)	—		(48,946)	(8,290)	8,290	(9)	—	—		10,090	(13)	—		(38,856)
Other, net	—	—	—		—	—	—		2	—		—		—		2
Gain on extinguishment of debt (Refinance)	(9,410)	7,620	—		(1,790)	—	—		—	—		1,790	(14)	—		—
Gain on termination of supplemental executive retirement plan	—	—	—		—	—	—		—	—		—		—	(16)	—
Change in fair value of supplemental executive retirement plan assets	—	—	—		—	—	—		—	—		—		—		—
Loss on extinguishment of debt	—	—	—		—	—	—		—	—		—		—		—
Net (loss) income before income taxes	(4,376)	12,875	717		9,216	6,494	11,681		4,250	329		11,880		(3,136)		40,714
(Provision) benefit for income taxes	(6,655)	2,186	(251	)(6)	(4,720)	—	—	(10)	16,458	(16,458)		251	(15)	—		(4,469)
Net (loss) income	$(11,031)	$15,061	$466		$4,496	$6,494	$11,681		$20,708	$(16,129)		$12,131		$(3,136)		$36,245
Less net (income) loss attributable to non-controlling interest	—	—	—		—	—	—		—	—		—		—		—
Net (loss) income attributable to the Company	$(11,031)	$15,061	$466		$4,496	$6,494	$11,681		$20,708	$(16,129)		$12,131		$(3,136)		$36,245
Net income per share from continuing operations
Basic					$0.10
Diluted					$0.10
Weighted average number of shares outstanding:
Basic					46,509,369
Diluted					46,710,502

(a)                                 Refer to the notes to the Unaudited Pro Forma Condensed Combined Financial Statements for discussion of reclassification and pro forma adjustments

Eldorado Resorts, Inc.

Unaudited pro forma condensed combined statement of operations

Year ended December 31, 2014

(dollars in thousands, except per share amounts)

	Eldorado	MTR Gaming	Merger		ERI	Silver Legacy			Circus Reno			Financing	Acquisition		Combined
	Pro forma historical	Pro Forma historical	pro forma adjustments(a)		pro forma total	Adjusted historical	Pro forma adjustments(a)		Adjusted historical	Pro forma adjustments(a)		pro forma adjustments(a)	pro forma adjustments(a)		company pro forma
Operating revenues:
Casino	$185,174	$434,040	$—		$619,214	$74,146	$—		$28,013	$—		$—	$—		$721,373
Pari-mutuel commissions	—	10,000	—		10,000	—	—		—	—		—	—		10,000
Food and beverage	59,124	34,428	—		93,552	33,324	—		12,718	—		—	—		139,594
Hotel	26,647	4,849	—		31,496	32,335	—		18,629	—		—	—		82,460
Other	9,240	13,577	—		22,817	7,899	—		13,097	—		—	—		43,813
Total revenues	280,185	496,894	—		777,079	147,704	—		72,457	—		—	—		997,240
Less promotional allowances	(42,530)	(20,849)	—		(63,379)	(20,609)	—		(4,837)	—		—	—		(88,825)
Net revenues	237,655	476,045	—		713,700	127,095	—		67,620	—		—	—		908,415
Operating expenses:
Casino	99,991	258,106	10,392		368,489	36,431	—		14,309	—		—	—		419,229
Pari-mutuel commissions	—	10,464	—		10,464	—	—		—	—		—	—		10,464
Food and beverage	29,083	29,551	(8,717)		49,917	20,828	—		10,528	—		—	—		81,273
Hotel	7,666	2,957	(865)		9,758	12,397	—		10,334	—		—	—		32,489
Other	7,255	7,833	(810)		14,278	5,063	—		7,590	—		—	—		26,931
Marketing and promotions	17,556	14,893	—		32,449	7,598	—		3,556	—		—	—		43,603
General and administrative	45,469	64,967	—		110,436	19,299	—		19,448	—		—	—		149,183
Depreciation and amortization	16,354	34,520	(11,687	)(1)(3)	39,187	10,539	(288	)(7)(8)	928	(176	)(11)(12)	—	—		50,190
Total operating expenses	223,374	423,291	(11,687)		634,978	112,155	(288)		66,693	(176)		—	—		813,362
Loss on sale or disposition of property	(84)	(184)	—		(268)	—	—		—	—		—	—		(268)
Acquisition charges	(6,348)	(8,683)	15,031	(2)	—	—	—		—	—		—	—		—
Equity in income (losses) of unconsolidated affiliate	2,705	—	(719	)(4)	1,986	—	—		—	—		—	(1,986	)(16)	—
Operating income (loss)	10,554	43,887	25,999		80,440	14,940	288		927	176		—	(1,986)		94,785

	Eldorado	MTR Gaming	Merger		ERI	Silver Legacy			Circus Reno		Financing		Acquisition		Combined
	Pro forma historical	Pro forma historical	pro forma adjustments(a)		pro forma total	Adjusted historical	Pro forma adjustments(a)		Adjusted historical	Pro forma adjustments(a)	pro forma adjustments(a)		pro forma adjustments(a)		company pro forma
Other income (expense):
Interest income	15	9	—		24	—	—		—	—	—		—		24
Interest expense	(15,441)	(65,149)	8,475	(5)	(72,115)	(11,037)	11,037	(9)	—	—	20,166	(13)	—		(51,949)
Other, net	—	—	—		—	—	—		4	—	—		—		4
Gain on extinguishment of debt (Refinance)	—	—	—		—	—	—		—	—	(1,790	)(14)	—		(1,790)
Gain on termination of supplemental executive retirement plan	715	—	—		715	1,430	—		—	—	—		(715	)(16)	1,430
Change in fair value of supplemental executive retirement plan assets	—	—	—		—	69	—		—	—	—		—		69
Loss on extinguishment of debt	—	(90)	—		(90)	—	—		—	—	—		—		(90)
Net (loss) income before income taxes	(4,157)	(21,343)	34,474		8,974	5,402	11,325		931	176	18,376		(2,701)		42,483
Provision for income taxes	(1,054)	(3,949)	(9,083	)(6)	(14,086)	—	—	(10)	—	—	9,083	(15)	—		(5,003)
Net (loss) income	(5,211)	(25,292)	25,391		(5,112)	5,402	11,325		931	176	27,459		(2,701)		37,480
Less net (income) loss attributable to non-controlling interest	(103)	—	—		(103)	—	—		—	—	—		103		—
Net (loss) income attributable to the Company	$(5,314)	$(25,292)	$25,391		$(5,215)	$5,402	$11,325		$931	$176	$27,459		$(2,598)		$37,480
Net loss per share
Basic					$(0.11)
Diluted					$(0.11)
Weighted average number of shares outstanding:
Basic					46,396,307
Diluted					46,396,307

Note 1.         Basis of presentation

The Unaudited Pro Forma Financial Statements have been derived by applying pro forma adjustments to the historical unaudited interim financial statements as of September 30, 2015 and for the year ended December 31, 2014 and the nine months ended September 30, 2015 of ERI, MTR Gaming, HoldCo, the Silver Legacy Joint Venture (“Silver Legacy”) and Circus Reno.

The Unaudited Pro Forma Financial Statements have been prepared giving effect to both accounting acquisitions of MTR Gaming by HoldCo and Silver Legacy and Circus Reno by ERI in a transaction to be accounted for as a purchase in accordance with ASC Topic No. 805, Business Combinations. Under the acquisition method of accounting, the total estimated purchase consideration, calculated as described in the notes to the Unaudited Pro Forma Financial Statements, is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the Acquisition Date.

The Unaudited Pro Forma Financial Statements should be read in conjunction with:

•                  the accompanying notes to the Unaudited Pro Forma Financial Statements;

•                  the separate historical audited consolidated financial statements of ERI, Silver Legacy and Circus Reno as of and for the year ended December 31, 2014;

•                  the separate historical unaudited consolidated interim financial statements of ERI, Silver Legacy and Circus Reno as of and for the nine months ended September 30, 2015 and 2014; and

•                  and the MTR Gaming Group, Inc. audited financial statements as of and for the year ended December 31, 2014 and the unaudited financial statements as of and for the nine months ended September 30, 2014, which provide a summary of the calculation of purchase consideration related to the MTR Merger.

Note 2.         Calculation of estimated purchase consideration—Circus Reno/Legacy Purchase

The total estimated purchase consideration for the purpose of this pro forma financial information is $184.2 million. The purchase consideration in the acquisition was determined with reference to its acquisition date fair value.

Purchase consideration calculation (dollars in thousands)	Silver Legacy	Circus Reno	Total
Cash consideration paid by ERI for MGM’s 50% equity interest and MGM’s member note	$55,100	$17,400	$72,500
Fair value of ERI’s preexisting 50% equity interest	46,600	—	46,600
Cash paid by ERI to retire Silver Legacy’s long term debt(1)	56,816	—	56,816
Fair value of settled ERI member note	5,622	—	5,622
Estimated closing Circus Reno net working capital(2)	—	2,671	2,671
Estimated purchase consideration	$164,138	$20,071	$184,209

(1)           Represents $5 million current portion of long term debt, $75.5 million of long term debt and $0.3 million of accrued interest, net of $23.7 million paid by Silver Legacy utilizing Silver Legacy’s cash on hand as of September 30, 2015.

(2)           Per the purchase agreement, the purchase price will be $72.5 million plus the Final Closing Circus Reno Net Working Capital (as defined in the purchase agreement).

Preliminary purchase price allocation

The following table summarizes the preliminary allocation of the estimated purchase consideration to the identifiable assets acquired and liabilities assumed in the Circus Reno/Silver Legacy Purchase. The fair values were based on management’s analysis, including preliminary work performed by third-party valuation specialists. The following table summarizes the preliminary purchase price allocation of the acquired assets and assumed liabilities adjusted to reflect balances as of September 30, 2015 (dollars in thousands):

	Silver Legacy	Circus Reno	Total
Current and other assets	$19,518	$12,899	$32,417
Property and equipment	162,896	16,770	179,666
Intangible assets(1)	6,700	1,400	8,100
Other noncurrent assets	525	560	1,085
Total assets	189,639	31,629	221,268
Liabilities	14,170	9,419	23,589
Net assets acquired	$175,469	$22,210	$197,679

(1)           Intangible assets consist of trade names which are non-amortizable and customer loyalty programs which are amortized over one year.

Trade receivables and payable, inventory as well as other current and noncurrent assets and liabilities was valued at the existing carrying values as they represented the fair value of those items at September 30, 2015, based on management’s judgments and estimates.

The fair value estimate of property and equipment utilized a combination of the cost and market approaches, depending on the characteristics of the asset classification. The fair value of land was determined using the market approach, which considers sales of comparable assets and applies compensating factors for any differences specific to the particular assets. With respect to personal property components of the assets (gaming equipment, furniture, fixtures and equipment, computers, and vehicles) the cost approach was used, which is based on replacement or reproduction costs of the asset. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost.

Trade names were valued using the relief-from-royalty method. The customer loyalty program was valued using a combination of a replacement cost and lost profits analysis. Management has assigned trade names an indefinite useful life, in accordance with its review of applicable guidance of ASC Topic No. 350, Intangibles—Goodwill and Other. The standard required management to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, the Company’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, management determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. The customer loyalty program is being amortized on a straight-line basis over a one year useful life.

Note 3.         Unaudited pro forma financial statements transaction adjustments

1)                                   The amortization expense related to the definite-lived intangibles for the year ended December 31, 2014, was based on the adjustments to the fair value of intangible assets as the result of the addition of other intangible assets to the balance sheet, primarily consisting of $8.7 million for trade names and $4.1 million for the MTR Gaming InClub player development program, amortized over the respective useful lives of the intangible assets. No adjustments related to MTR Gaming’s definite-lived intangibles were required for the nine months ended September 30, 2015. The trade names were valued using the relief-from-royalty method using royalty rates ranging from 0.5-1.0%. The MTR Gaming InClub program was valued using a combination of a replacement cost and lost profits analysis. The goodwill increased from $0.6 million, the result of the contingent purchase consideration associated with the 2003 Scioto

Downs acquisition, to approximately $56.1 million, the result of the purchase consideration of the proposed transaction exceeding the fair values of the acquired tangible and intangible assets. Amortization expense is included within marketing and promotions expense in the Unaudited Pro Forma Statement of Operations.

2)                                     In conjunction with the Merger, HoldCo and MTR Gaming incurred approximately $9.5 million and $13.1 million, respectively, for a total of $22.6 million in transaction related costs, which consisted primarily of legal, financial advisor, gaming license transfer fee, accounting and consulting costs. For the year ended December 31, 2014 and the nine months ended September 30, 2015, transaction costs of $15 million and $0.7 million, respectively, were eliminated.

3)                                     Adjustments to depreciation expense relate to the adjustment to fair value assigned to MTR Gaming’s property and equipment in the amount of $70.3 million and were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight line basis, the fair value assigned to MTR Gaming’s property and equipment by the estimated remaining useful lives assigned to the assets. For the year ended December 31, 2014, pro forma depreciation expense decreased $11.7 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets, offset in part by additional depreciation associated with assets assigned a remaining useful life of one year or less. There were no adjustments for the September 30, 2015 period.

4)                                     Reflects the elimination of Resorts’ investment in Tamarack. Resorts owned a 21.25% equity method investment in Tamarack, which owns and operates Tamarack Junction Casino, a casino in south Reno. Resorts disposed its ownership of Tamarack prior to the Merger Date. The disposition resulted in an adjustment of $0.7 million for the year ended December 31, 2014 in the Unaudited Pro Forma Statement of Operations to remove the equity income attributable to Tamarack in the periods presented. There were no adjustments for the September 30, 2015 period.

5)                                     The fair value of the assumed long term debt was estimated using bid prices for MTR Notes as of September 19, 2014. Pro forma adjustments related to the fair value of MTR Gaming’s debt increased total debt by $65 million.

The following table illustrates the pro forma adjustments to interest expense for the year ended December 31, 2014 (dollars in thousands). No adjustments related to MTR Gaming’s debt were required for the nine months ended September 30, 2015.

Year ended December 31, 2014
Elimination of deferred financing cost amortization	$1,176
Elimination of debt discount amortization	1,518
Amortization of premium on fair value adjustment	5,781
Total adjustments to interest expense, net	$8,475

6)                                     The provision for income taxes presented in the Unaudited Pro Forma Statements of Operations reflects provision expense (benefit) on the fair value pro forma adjustments of MTR Gaming. Additionally, a pro forma adjustment was recorded to reflect the impact of the Merger on HoldCo’s provision for income taxes. Prior to the HoldCo Merger, HoldCo was not subject to federal taxes. However, as a result of the consummation of the Merger, HoldCo will be included in a consolidated corporate income tax return and be subject to corporate statutory tax rates partially offset by a valuation allowance. MTR Gaming’s consolidated effective income tax rate differs from the statutory rate due to the impact of a valuation allowance recognized against MTR Gaming’s net deferred tax asset exclusive of indefinite-lived intangible deferred tax liabilities.

7)                                     Amortization expense for Silver Legacy’s definite-lived intangibles of $4.4 million for the year ended December 31, 2014 and was based on the increases in the fair value of intangible assets as the result of the addition of other intangible assets to the balance sheet, primarily consisting of $4.4 million for the Silver Legacy Star Rewards player development program. No pro forma adjustments were required for the nine months ended September 30, 2015 based on the one year amortization period. The Silver Legacy Star Rewards player development program was valued using a combination of replacement cost and lost profits analysis. Amortization expense is included marketing and promotions expense in the Unaudited Pro Forma Statements of Operations.

8)                                     Adjustments to Silver Legacy’s depreciation expense relate to the adjustment in fair value assigned to their property and equipment were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight line basis, the fair value assigned to Silver Legacy’s property and equipment by the estimated remaining useful lives assigned to the assets. For the year ended December 31, 2014, pro forma depreciation expense decreased $4.7 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets. For the nine months ended September 30, 2015, pro forma depreciation expense decreased $3.4 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets.

9)                                     Included in the consideration for the acquisition of Silver Legacy is an assumption of debt by ERI, which is expected to be repaid or retired in connection with the purchase. As a result interest expense for Silver Legacy decreased $11 million for the year ended December 31, 2014 and $8.3 million for the nine months ended September 30, 2015.

10)                              Silver Legacy is not subject to federal taxes. Upon consummation of the acquisition, Silver Legacy will be included in a consolidated corporate income tax return and be subject to corporate statutory tax rates. However, because ERI has a full valuation allowance on its deferred tax assets, a 0% effective tax rate is assumed for the purposes of the Unaudited Pro Forma Statements of Operations.

11)                              Amortization expense for Circus Reno’s definite-lived intangibles of $0.3 million for the year ended December 31, 2014 was based on the addition of definite-lived other intangible assets to the balance sheet, consisting of $0.3 million for the player development program which was assigned a one-year life. No pro forma adjustments were required for the nine months ended September 30, 2015 based on the one year amortization period. The player development program was valued using a combination of replacement cost and lost profits analysis. Amortization expense is included marketing and promotions expense in the Unaudited Pro Forma Statements of Operations.

12)                              Adjustments to Circus Reno’s depreciation expense relate to the decrease in fair value assigned to their property and equipment in the amount of $1.2 million and were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight line basis, the fair value assigned to Circus Reno’s property and equipment by the estimated remaining useful lives assigned to the assets. For the year ended December 31, 2014, pro forma depreciation expense decreased $0.5 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets. For the nine months ended September 30, 2015, pro forma depreciation expense decreased $0.3 million due to a reduction in the overall fair value in property and equipment, as well as the impact of an increase in the remaining useful life assigned to certain assets.

13)                              For purposes of calculating pro forma interest expense, the blended interest rate applicable to the Notes, New Term Loan and New Credit Facility has been assumed to be 5.48%. For the year ended December 31, 2014 and nine months ended September 30, 2015, pro forma interest expense was $51.9 million and $38.9 million, respectively. These amounts include amortization of debt issuance costs associated with the Refinancing Transactions totaling $3.4 million for the year ended December 31, 2014 and $2.5 million for the nine months ended September 30, 2015.

The following represents the key financing terms of the additional borrowings to finance the Circus Reno/Silver Legacy Purchase and the Refinancing Transactions.

	Interest Rate	Maturity
New Term Loan	4.25%	7 years
Notes	7.00%	8 years
New Revolving Credit Facility	3.53%	5 years

The interest rate assumed on the New Term Loan is based on the LIBOR floor rate of 100 bps plus a LIBOR spread of 325 bps. The interest rate assumed on the New Revolving Credit Facility is based on the LIBOR rate of 28 bps plus a LIBOR spread of 325 bps.

14)                              The net loss on extinguishment of debt of $1.8 million represents the gain resulting from the write off of the unamortized premium on the MTR Notes of $10.6 million offset by the losses resulting from the payment of the call premium on the Existing Notes of $10.1 million and the write off of the unamortized deferred financing costs of $0.6 million on the Resorts’ Notes.  Debt issuance costs of $1.7 million were expensed associated with the new debt.

15)                              ERI is subject to a 35% statutory tax rate offset by a valuation allowance against its net deferred tax assets exclusive of indefinite-lived intangible deferred tax liabilities which generally cannot be offset against deferred tax assets. The pro forma adjustment represents the valuation allowance applied to reduce the income tax expense associated with deferred tax asset utilization.

16)                              Upon consummation of the Circus Reno/Silver Legacy Purchase, ERI’s equity investment in Silver Legacy will be remeasured. As of September 30, 2015, ERI’s equity investment balance was $17.1 million and the fair value was $46.6 million. The remeasurement, which will be reflected upon close in final purchase accounting, will result in an estimated gain of approximately $29.5 million. Furthermore, in accordance with the Circus Reno/Silver Legacy Purchase, ERI will eliminate the previously reported equity income and gain on termination of Silver Legacy’s supplemental executive retirement plan assets. This elimination is reflected on the Unaudited Pro Forma Statements of Operations.

Note 4.         Unaudited pro forma financial statement reclassification adjustments

Certain reclassifications have been recorded to the historical financial statements of MTR Gaming, HoldCo, Silver Legacy and Circus Reno to provide comparability and consistency for the anticipated post-combined company presentation. No adjustments were necessary to conform accounting policies and procedures.

Reclassifications were made between certain current liabilities to provide consistency in presentation.

Reclassifications were made among revenue components to classify certain revenue streams consistently between the two companies. These included separating entertainment revenues from food and beverage and reclassifying to other revenue as well as presenting hotel revenues as a separate line item.

Reclassifications were also made between expense line items, such as gaming, food and beverage, hotel and other costs, as well as marketing and promotions and general and administrative. Certain reclassifications were required to remain consistent with the changes made within revenue reclassifications, as well as present costs such as surveillance, housekeeping, advertising and promotions and utilities consistently between the companies.

The reclassifications reflect the anticipated presentation of the post-combination company’s financial statements and are subject to change.